Exhibit (a)(1)(a)

3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China

December 7, 2020

To the Holders of the Warrants (Trading Symbol METXW):

This letter is to inform you that Meten EdtechX Education Group Ltd. (the “Company”) is offering to holders of its warrants to purchase 12,705,000 Ordinary Shares issued in the Company’s business combination (the “Business Combination”) which led to it becoming a public company, each with an exercise price of $11.50 per share (collectively, the “Warrants”), the opportunity to exercise their Warrants at a temporarily reduced exercise price of $1.40 per share of Ordinary Shares upon the terms set forth in the enclosed Offer to Exercise Warrants to Purchase Ordinary Shares dated as of December 7, 2020 (collectively, together with any amendments or supplements thereto, the “Offer to Exercise”). All capitalized terms not defined in this letter shall have the meanings set forth in the Offer to Exercise.

The Company is exercising its discretion in accordance with the warrant agreement that governs the Warrants to temporarily reduce the exercise price of the Warrants to $1.40 per share for the period that begins on December 7, 2020, which is the date that the materials relating to this Offer to Exercise are first being sent to the holders of the Warrants, and ends at 11:59 p.m. (Eastern Time) on January 5, 2021, as the same may be extended by the Company in its sole discretion (the “Expiration Date”).

The purpose of the Offer to Exercise is to encourage the exercise of the Warrants by temporarily reducing the exercise price, which will provide funds to the Company for working capital and for general corporate purposes. If all of the outstanding Warrants are exercised for cash, the Company would receive gross proceeds of $17,787,000 from such exercises.

The enclosed Offer to Exercise, together with the Election to Participate and Exercise Warrants and Notice of Withdrawal constitute the “Offering Materials.” The Offering Materials provide information regarding the Offer to Exercise, including important conditions to the Offer to Exercise and instructions as to how you can participate and exercise your Warrants. You should read all of the Offering Materials carefully before you decide whether to exercise any of your Warrants. Among other conditions, the Offer to Exercise is subject to the condition that the Company has in place an effective registration statement under the Securities Act of 1933, as amended, for the purpose of registering the exercise of 6,325,000 outstanding IPO Warrants at the reduced exercise price of $1.40 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. The Company will rely on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exercise of the remaining 6,380,000 outstanding Placement Warrants and Post-Merger Warrants, which were issued in private placements.

You may elect to participate in the Offer to Exercise with respect to some, all, or none of your Warrants. If you choose not to participate in the Offer to Exercise, your original Warrants will remain in effect, with an exercise price of $11.50 per share, unless the Participation Requirement is met. If the Participation Requirement is met the Warrants will be subject to the Second Reduction Period.

In order to participate in the Offer to Exercise and exercise your Warrants to receive the number of Company Ordinary Shares issuable therefor at the temporarily reduced exercise price of $1.40 per share, you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” to Continental Stock Transfer & Trust Company (the “Depositary Agent”) on your behalf, as follows:

(i)     if you hold your Warrants in “street name” through a broker or other nominee:

a.      an Agent’s Message with respect to a book-entry transfer of your Warrants;

b.      a book-entry confirmation of the transfer of your the Warrants into the Depositary Agent’s account (or, if applicable, follow the procedures for guaranteed delivery described in the Offer to Exercise); and

c.      a payment in the amount equal to $1.40 per share multiplied by the number of Ordinary Shares you elect to purchase pursuant to the Warrants, which payment will be made through the nominee who holds your Warrants; or

(ii)    if you are the holder of record of your Warrants:

a.      a signed copy of the Election to Participate and Exercise Warrants; and

b.      a payment in the amount equal to $1.40 per share multiplied by the number of Ordinary Shares you elect to purchase pursuant to the Warrants, in the form of a check payable to Continental Stock Transfer & Trust Company as Agent for Meten EdtechX Education Group Ltd., or by wire transfer to the Company’s account at the Depositary Agent, as set forth in the Election to Participate and Exercise Warrants; and

(iii)   any other documents required by the Election to Participate and Exercise Warrants.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date (except is permitted by the procedures for guaranteed delivery). In light of the current COVID-19 situation, the Company strongly recommends that all Acceptance and Exercise Deliveries be made to Continental Stock Transfer & Trust Company by fax or by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

If Placement Warrants are exercised on a cashless basis, the “date of exercise” for purpose of the calculation of “Fair Market Value” as described in Section 3.3.1 of the Warrant Agreement shall be the date the Acceptance and Exercise Deliveries are received by the Depositary Agent.

Note that delivery of the Acceptance and Exercise Deliveries by a holder of Warrants shall be deemed a conditional exercise of such Warrants on and as of such delivery date – subject to the conditions set out in the Offer to Exercise and such holder’s withdrawal rights.

If you or your nominee properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price or cashless exercise, as applicable, and your other Acceptance and Exercise Deliveries and direct the Depositary Agent to issue and deliver to you the number of Company Ordinary Shares issuable under your Warrants at the temporarily reduced exercise price of $1.40 per share.

If you change your mind and do not want to participate in the Offer to Exercise, you or your nominee may withdraw your tender of the Warrants at any time prior to the Expiration Date by notifying the Depositary Agent via the procedures described in the Offer to Exercise. In addition, if your Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to February 3, 2021 which is the 40th business day from commencement of the Offer to Exercise, you may withdraw your tender after that date. If you properly and timely withdraw, we will promptly (i) return your Warrants, through return of your physical certificate or book-entry transfer to the account of your broker or other nominee, as applicable, and (ii) return the cash paid by you or on your behalf to exercise your Warrant by check or by transfer to the account of your broker or other nominee, without interest thereon or deduction therefrom.

The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants residing in any jurisdiction in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that jurisdiction.

Thank you for your time in reviewing this request.

Sincerely,
/s/ Siguang Peng
Siguang Peng
Chief Executive Officer
Meten EdtechX Education Group Ltd.

Enclosures:

Offer to Exercise
Election to Participate and Exercise Warrants
Notice of Withdrawal
Notice of Guaranteed Delivery
Prospectus relating to Warrants